As filed with the Securities and Exchange Commission on July 19, 2022

Registration No. 333-260413

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The Goldman Sachs Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6211	13-4019460
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

200 West Street

New York, New York 10282

(212) 902-1000

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Thomas S. Riggs

The Goldman Sachs Group, Inc.

200 West Street

New York, New York 10282

Phone: (212) 902-1000

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:

Brian E. Hamilton C. Andrew Gerlach Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000

Approximate date of commencement of proposed sale of the securities to the public: Not applicable. This Post-Effective Amendment deregisters those securities that remain unsold.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

The Goldman Sachs Group, Inc., a Delaware corporation (the “Registrant”), is filing this post-effective amendment (this “Post-Effective Amendment”) to the following registration statement on Form S-4 (the “Registration Statement”) to deregister any and all shares of the Registrant’s common stock registered under the following Registration Statement that remain unsold:

•

Registration Statement on Form S-4 (No. 333-260413), filed with the Securities and Exchange Commission (the “SEC”) on October 21, 2021, as amended by Amendment No. 1, filed with the SEC on November 5, 2021, pertaining to the registration of 5,899,940 shares of common stock, $0.01 par value per share, of the Registrant to be issued pursuant to the Agreement and Plan of Merger, dated as of September 14, 2021 (as amended or otherwise modified from time to time, including by the Joinder Agreements, dated as of November 5, 2021, the “Merger Agreement”), by and among the Registrant, Goldman Sachs Bank USA, a bank organized under the laws of the State of New York (“GS Bank”), Glacier Merger Sub 1, LLC, a Delaware limited liability company and wholly owned subsidiary of GS Bank (“Merger Sub 1”), Glacier Merger Sub 2, LLC, a Georgia limited liability company and wholly owned subsidiary of GS Bank (“Merger Sub 2”), GreenSky, Inc., a Delaware corporation (“GreenSky”), and GreenSky Holdings, LLC, a Georgia limited liability company and subsidiary of GreenSky (“GreenSky Holdings”).

Pursuant to the Merger Agreement, on March 29, 2022, the Registrant completed its acquisition of GreenSky. In connection therewith, on the terms and subject to the conditions set forth in the Merger Agreement, (i) GreenSky merged with and into Merger Sub 1 (the “Company Merger”), with Merger Sub 1 surviving the Company Merger as a wholly owned subsidiary of GS Bank (such surviving entity, “Surviving LLC 1”), and (ii) Merger Sub 2 merged with and into GreenSky Holdings (the “Holdings Merger” and, together with the Company Merger, the “Mergers”), with GreenSky Holdings surviving the Holdings Merger as a subsidiary of GS Bank and Surviving LLC 1 (such surviving entity, “Surviving LLC 2”). The Holdings Merger occurred immediately prior to the Company Merger. Immediately following the consummation of the Mergers, Surviving LLC 1 merged with and into Surviving LLC 2, with Surviving LLC 2 continuing as the surviving entity and as a wholly owned subsidiary of GS Bank.

As of the effective time of the Holdings Merger, subject to the terms and conditions set forth in the Merger Agreement, (i) each common unit of GreenSky Holdings (“Common Unit”), other than Common Units owned by GreenSky, which were converted into an equal number of limited liability company interests in Surviving LLC 2, was converted into the right to receive 0.03 shares of the Registrant’s common stock (the “Merger Consideration”) and (ii) each share of Class B common stock, par value $0.001 per share, of GreenSky was automatically deemed transferred to GreenSky and canceled for no consideration. As of the effective time of the Company Merger (the “Company Merger Effective Time”), subject to the terms and conditions set forth in the Merger Agreement, each share of Class A common stock, par value $0.01 per share, of GreenSky (“GreenSky Class A Common Stock”) issued and outstanding immediately prior to the Company Merger Effective Time, other than shares of GreenSky Class A Common Stock owned by GreenSky as treasury stock or held by GS Group, GS Bank, Merger Sub 1 or Merger Sub 2 (in each case, not on behalf of third parties), which were canceled for no consideration, was converted into the right to receive the Merger Consideration.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Registrant has terminated the offering of the Registrant’s securities pursuant to the Registration Statement. Accordingly, pursuant to the undertaking of the Registrant as required by Item 512(a)(3) of Regulation S-K, the Registrant is filing this Post-Effective Amendment to the Registration Statement to deregister any and all shares of the Registrant’s common stock that were registered under the Registration Statement but remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of New York, State of New York, on July 19, 2022.

THE GOLDMAN SACHS GROUP, INC.

By:	/s/ Philip Berlinski
Name: Philip Berlinski
Title: Global Treasurer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 of the Securities Act of 1933.